As filed with the Securities and Exchange Commission on June 12, 2013

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Exar Corporation

(Exact name of Registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

48720 Kato Road

Fremont, CA 94538

(510) 668-7000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Thomas R. Melendrez

Exar Corporation

48720 Kato Road

Fremont, CA 94538

(510) 668-7000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Paul Scrivano, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	357,873 shares	$11.26 (1)	$4,029,649.98 (1)	$549.64
Total	—	—	—

(1)   Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices of the common stock as reported by the NASDAQ Global Select Market on June 10, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 12, 2013

PROSPECTUS

Exar Corporation

357,873 Shares of Common Stock

This prospectus relates to up to 357,873 shares of our common stock, all of which may be offered and sold from time to time in public or private transactions by certain stockholders of Exar Corporation (the “Selling Stockholders”). See “Selling Stockholders” and “Plan of Distribution for a more complete description of the ways in which the common stock may be sold. These shares were issued to the Selling Stockholders in connection with our acquisition on March 22, 2013 of substantially all of the assets of Altior Inc. (“Altior”) (the “Acquisition”) in exchange for, among other consideration, 357,873 shares of our common stock.

Our common stock issued to the Selling Stockholders in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. The registration of the common stock will permit the Selling Stockholders to sell such shares of common stock from time to time.

The Selling Stockholders will receive all of the net proceeds from the sale of the shares under this prospectus and will pay all of their fees and expenses incident to the registration of the securities including, without limitation, underwriting fees and discounts, selling commissions, brokerage fees, and stock transfer taxes applicable to securities sold by such Selling Stockholders hereby. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EXAR.” On June 10, 2013, the last reported sales price of our common stock on the NASDAQ Global Select Market was $11.37 per share.

Investing in our common stock involves a high degree of risk. We urge you to read carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2013, and all other information included or incorporated by reference into this prospectus in its entirety before purchasing any of our common stock offered under this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2013

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Exar” and the “Company” refer to Exar Corporation and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. Neither we nor the Selling Stockholders are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should purchase our common stock offered hereunder. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2013, and all other information included or incorporated herein by reference in this prospectus before you decide whether to purchase our common stock.

Exar Corporation

Exar Corporation designs, develops and markets high performance analog and mixed-signal integrated circuits and advanced sub-system solutions for the Networking & Storage, Industrial & Embedded Systems, and Communications Infrastructure markets. Our product portfolio includes power management and connectivity components and communications products as well as data compression and storage solutions. Our comprehensive knowledge of end-user markets along with the underlying analog, mixed signal and digital technology has enabled us to provide innovative solutions designed to meet the needs of the evolving connected world. Applying both analog and digital technologies, our products are deployed in a wide array of applications such as portable electronic devices, set top boxes, digital video recorders, networking and telecommunication systems, servers, enterprise storage systems and industrial automation equipment. We provide customers with a breadth of component products and sub-system solutions based on advanced silicon integration.

We market our products worldwide with sales offices and personnel located throughout the Americas, Europe, and Asia. Internationally, our products are sold through various regional and country specific distributors and manufacturers’ representatives. Globally, these channel partners are assisted and managed by our regional sales teams. In addition to our regional sales teams, we also employ a worldwide team of field application engineers to work directly with our customers.

We were incorporated in California in 1971 and reincorporated in Delaware in 1991. Our common stock trades on the NASDAQ Global Select Market under the symbol “EXAR”. Our principal executive offices are located at 48720 Kato Road, Fremont, California 94538 and our telephone number is (510) 668-7000. Our website address is www.exar.com. The information on, or that can be accessed through, our website is not part of this prospectus and should not be relied upon in connection with making any investment in our common stock.

The Acquisition

On March 22, 2013, we acquired substantially all of the assets of Altior Inc., a privately held company in Eatontown, New Jersey. The transaction included $5,000,000 in initial consideration which was paid in a combination of cash and Exar common stock. As part of the consideration, we issued 357,873 shares of our common stock to the Selling Stockholders.

At the request of the Selling Stockholders, we agreed to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) to register for resale the shares of common stock received by such Selling Stockholders in the Acquisition. This prospectus is a part of that registration statement.

RISK FACTORS

An investment in our common stock offered by this prospectus involves a number of risks. Before making an investment decision, you should carefully read the entire prospectus, including this section and the documents incorporated by reference into this prospectus. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock.

The following factors, as well as other factors affect our business financial condition and operating results. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Our financial results may fluctuate significantly because of a number of factors, many of which are beyond our control.

Our financial results may fluctuate significantly as a result of a number of factors, many of which are difficult or impossible to control or predict, which include:

•	the continuing effects of economic uncertainty;

•	the cyclical nature of the general economy and the semiconductor industry;

•	difficulty in predicting revenues and ordering the correct mix of components from suppliers due to limited visibility into customers and channel partners;

•	changes in the mix of product sales as our margins vary by product;

•	fluctuations in the capitalization and amortization of unabsorbed manufacturing costs;

•	the impact of our revenue recognition policies on reported results;

•	the reduction, rescheduling, cancellation or timing of orders by our customers, distributors and channel partners due to, among others, the following factors:

•	management of customer, subcontractor, logistic provider and/or channel inventory;

•	delays in shipments from our foundries and subcontractors causing supply shortages;

•	inability of our foundries and subcontractors to provide quality products, in adequate quantities and in a timely manner;

•	dependency on a single product with a single customer and/or distributor;

•	volatility of demand for equipment sold by our large customers, which in turn, introduces demand volatility for our products;

•	demand disruption if customers change or modify their complex subcontract manufacturing supply chain;

•	demand disruption in customer demand due to technical or quality issues with our devices or components in their system;

•	the inability of our customers to obtain components from their other suppliers;

•	disruption in sales or distribution channels;

•	our ability to maintain and expand distributor relationships;

•	changes in sales and implementation cycles for our products;

•	the ability of our suppliers and customers to remain solvent, obtain financing or fund capital expenditures as a result of the recent global economic slowdown;

•	risks associated with entering new markets;

•	the announcement or introduction of products by our existing competitors or new competitors;

•	loss of market share by our customers;

•	competitive pressures on selling prices or product availability;

•	pressures on selling prices overseas due to foreign currency exchange fluctuations;

•	erosion of average selling prices coupled with the inability to sell newer products with higher average selling prices, resulting in lower overall revenue and margins;

•	delays in product releases;

•	market and/or customer acceptance of our products;

•	consolidation among our competitors, our customers and/or our customers’ customers;

•	changes in our customers’ end user concentration or requirements;

•	loss of one or more major customers;

•	significant changes in ordering pattern by major customers;

•	our or our channel partners’ or logistic providers’ ability to maintain and manage appropriate inventory levels;

•	the availability and cost of materials and services, including foundry, assembly and test capacity, needed by us from our foundries and other manufacturing suppliers;

•	disruptions in our or our customers’ supply chain due to natural disasters, fire, outbreak of communicable diseases, labor disputes, civil unrest or other reasons;

•	delays in successful transfer of manufacturing processes to our subcontractors;

•	fluctuations in the manufacturing output, yields, and capacity of our suppliers;

•	fluctuation in suppliers’ capacity due to reorganization, relocation or shift in business focus, financial constraints, or other reasons;

•	problems, costs, or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design and device integration;

•	our ability to successfully introduce and transfer into production new products and/or integrate new technologies;

•	excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize or inventory becomes obsolete;

•	increased manufacturing costs;

•	higher mask tooling costs associated with advanced technologies; and

•	the amount and timing of our investment in research and development;

•	costs and business disruptions associated with stockholder or regulatory issues;

•	the timing and amount of employer payroll tax to be paid on our employees’ gains on exercise of stock options;

•	an inability to generate profits to utilize net operating losses;

•	increased costs and time associated with compliance with new accounting rules or new regulatory requirements;

•	changes in accounting or other regulatory rules, such as the requirement to record assets and liabilities at fair value;

•	write-off of some or all of our goodwill and other intangible assets;

•	fluctuations in interest rates and/or market values of our marketable securities;

•	litigation costs associated with the defense of suits brought or complaints made against us or enforcement of our rights; and

•	changes in or continuation of certain tax provisions.

If we are unable to grow or secure and convert a significant portion of our design wins into revenue, our business, financial condition and results of operations would be materially and adversely impacted.

We continue to secure design wins for new and existing products. Such design wins are necessary for revenue growth. However, many of our design wins may never generate revenues if end-customer projects are unsuccessful in the market place, the end-customer terminates the project, which may occur for a variety of reasons or the end-customer selects a competitive solution. Mergers, consolidations, changing market requirements and cost reduction activities among our customers may lead to termination of certain projects before the associated design win generates revenue. If design wins do generate revenue, the time lag between the design win and meaningful revenue is typically between six months to longer than 18 months. If we fail to grow and convert a significant portion of our design wins into substantial revenue, our business, financial condition and results of operations could be materially and adversely impacted. Under continued uncertain global economic conditions, our design wins could be delayed even longer than the typical lag period and our eventual revenue could be less than anticipated from products that were introduced within the last eighteen to thirty-six months, which would likely materially and adversely affect our business, financial condition and results of operations.

Global capital, credit market, employment, and general economic and political conditions, and resulting declines in consumer confidence and spending, could have a material adverse effect on our business, operating results and financial condition.

Because our customers, suppliers and other business partners are in many countries around the world, we must monitor general global conditions for impact on our business. Economies throughout global regions continue to be volatile and, in many countries, inconsistent with trends in the U.S. or other stable economies. In Europe uncertainty continues regarding the ability of certain countries to service their level of debt. In recent quarters in China and certain other Asian countries growth has continued but at a slower pace than earlier in the recovery. Political conditions in individual countries or across regions can also impact our business.

We cannot predict the timing, severity or duration of any economic slowdown or recovery or the impact of any such events on our vendors, customers or us. If the economy or markets in which we operate deteriorate from current levels, many related factors could have a material adverse effect on our business, operating results, and financial condition, including the following:

•

slower spending by our target markets and economic fluctuations may result in reduced demand for our products, reduced orders for our products, order cancellations, lower revenues, increased inventories, and lower gross margins;

•

if recent restructuring activities insufficiently lower our operating expense or we fail to execute on our growth strategy, our restructuring efforts may not be successful and we may not be able to realize the cost savings and other anticipated benefits;

•	if we further reduce our workforce or curtail or redirect research and development efforts, it may adversely impact our ability to respond rapidly to product development or growth opportunities;

•

we may be unable to predict the strength or duration of market conditions or the effects of consolidation of our customers or competitors in their industries, which may result in project delays or cancellations;

•

we may be unable to find suitable investments that are safe or liquid, or that provide a reasonable return resulting in lower interest income or longer investment horizons, and disruptions to capital markets or the banking system may also impair the value of investments or bank deposits we currently consider safe or liquid;

•

the failure of financial institution counterparties to honor their obligations to us under credit instruments could jeopardize our ability to rely on and benefit from those instruments, and our ability to replace those instruments on the same or similar terms may be limited under poor market conditions;

•

continued volatility in the markets and prices for commodities, such as gold, and raw materials we use in our products and in our supply chain, could have a material adverse effect on our costs, gross margins, and profitability;

•

if distributors of our products experience declining revenues, experience difficulty obtaining financing in the capital and credit markets to purchase our products or experience severe financial difficulty, it could result in insolvency, reduced orders for our products, order cancellations, inability to timely meet payment obligations to us, extended payment terms, higher accounts receivable, reduced cash flows, greater expenses associated with collection efforts and increased bad debt expenses;

•

if contract manufacturers or foundries of our products or other participants in our supply chain experience difficulty obtaining financing in the capital and credit markets to purchase raw materials or to finance general working capital needs, it may result in delays or non-delivery of shipments of our products;

•

potential shutdowns or over capacity constraints by our third-party foundry, assembly and test subcontractors could result in longer lead-times, higher buffer inventory levels and degraded on-time delivery performance; and

•	the current macroeconomic environment also limits our visibility into future purchases by our customers and renewals of existing agreements, which may necessitate changes to our business model.

If we fail to develop, introduce or enhance products that meet evolving needs or which are necessitated by technological advances, or we are unable to grow revenue in our served markets, then our business, financial condition and results of operations could be materially and adversely impacted.

The markets for our products are characterized by a number of factors, some of which are listed below:

•	changing or disruptive technologies;

•	evolving and competing industry standards;

•	changing customer requirements;

•	increasing price pressure from lower priced solutions;

•	increasing product development costs;

•	finite market windows for product introductions;

•	design-to-production cycles;

•	increasing functional integration;

•	competitive solutions, stronger customer engagement or broader product offering;

•	fluctuations in capital equipment spending levels and/or deployment;

•	rapid adjustments in customer demand and inventory;

•	moderate to slow growth;

•	frequent product introductions and enhancements; and

•	changing competitive landscape (due to consolidation, financial viability, etc.).

Our growth depends in large part on our continued development and timely release of new products for our core markets. We must: (1) anticipate customer and market requirements and changes in technology and industry standards; (2) properly define, develop and introduce new products on a timely basis; (3) gain access to and use technologies in a cost-effective manner; (4) have suppliers produce quality products consistent with our requirements; (5) continue to expand and retain our technical and design expertise; (6) introduce and cost-effectively deliver new products in line with our customer product introduction requirements; (7) differentiate our products from our competitors’ offerings; and (8) gain customer acceptance of our products. In addition, we must continue to have our products designed into our customers’ future products and maintain close working relationships with key customers to define and develop new products that meet their evolving needs. Moreover, we must respond in a rapid and cost-effective manner to shifts in market demands to increased functional integration and other changes. Migration from older products to newer products may result in earnings volatility as revenues from older products decline and revenues from newer products begin to grow.

Products for our customers’ applications are subject to continually evolving industry standards and new technologies. Our ability to compete will depend in part on our ability to identify and ensure compliance with these industry standards. The emergence of new standards could render our products incompatible with other products that meet those standards. We could be required to invest significant time, effort and expense to develop and qualify new products to ensure compliance with industry standards.

The process of developing and supporting new products is complex, expensive and uncertain, and if we fail to accurately predict, understand and execute to our customers’ changing needs and emerging technological trends, our business, financial condition and results of operations may be harmed. In addition, we may make significant investments to define new products according to input from our customers who may choose a competitor’s or an internal solution or cancel their projects. We may not be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins, ensure when and which design wins actually get released to production, or respond effectively to technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or may incorrectly anticipate market demand and develop products that achieve little or no market acceptance. Our pursuit of technological advances may require substantial time and expense and may ultimately prove unsuccessful. Failure in any of these areas may materially and adversely harm our business, financial condition and results of operations.

We derive a substantial portion of our revenues from distributors, especially from our two primary distributors, Future Electronics Inc. (“Future”), a related party, and Arrow Electronics, Inc. (“Arrow”). Our revenues would likely decline significantly if our primary distributors elected not to or we were unable to effectively promote or sell our products or if they elected to cancel, reduce or defer purchases of our products.

Future and Arrow have historically accounted for a significant portion of our revenues and they are our two primary distributors worldwide. We anticipate that sales of our products to these distributors will continue to account for a significant portion of our revenues. The loss of either Future or Arrow as a distributor, for any reason, or a significant reduction in orders from either of them would materially and adversely affect our business, financial condition and results of operations.

Sales to Future and Arrow are made under agreements that provide protection against price reduction for their inventory of our products. As such, we could be exposed to significant liability if the inventory value of the products held by Future and Arrow declined dramatically. Our distributor agreements with Future and Arrow do not contain minimum purchase commitments. As a result, Future and Arrow could cease purchasing our products with short notice or cease distributing our products. In addition, they may defer or cancel orders without penalty, which would likely cause our revenues to decline and materially and adversely impact our business, financial condition and results of operations.

If our distributors or sales representatives stop selling or fail to successfully promote our products, our business, financial condition and results of operations could be materially and adversely impacted.

We sell many of our products through sales representatives and distributors, many of which sell directly to OEMs, contract manufacturers and end customers. Our non-exclusive distributors and sales representatives may carry our competitors’ products, which could adversely impact or limit sales of our products. Additionally, they could reduce or discontinue sales of our products or may not devote the resources necessary to sell our products in the volumes and within the time frames that we expect. Our agreements with distributors contain limited provisions for return of our products, including stock rotations whereby distributors may return a percentage of their purchases from us based upon a percentage of their most recent three or six months of shipments. In addition, in certain circumstances upon termination of the distributor relationship, distributors may return some portion of their prior purchases. The loss of business from any of our significant distributors or the delay of significant orders from any of them, even if only temporary, could materially and adversely impact our business, financial conditions and results of operations.

Moreover, we depend on the continued viability and financial resources of these distributors and sales representatives, some of which are small organizations with limited working capital. In turn, these distributors and sales representatives are subject to general economic and semiconductor industry conditions. We believe that our success will continue to depend on these distributors and sales representatives. If some or all of our distributors and sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell our products, our business, financial condition and results of operations could be materially and adversely impacted.

Certain of our distributors may rely heavily on the availability of short-term capital at reasonable rates to fund their ongoing operations. If this capital is not available, or is only available on onerous terms, certain distributors may not be able to pay for inventory received or we may experience a reduction in orders from these distributors, which would likely cause our revenue to decline and materially and adversely impact our business, financial condition and results of operations.

If we are unable to accurately forecast demand for our products, we may be unable to efficiently manage our inventory.

Due to the absence of substantial non-cancelable backlog, we typically plan our production and inventory levels based on customer forecasts, internal evaluation of customer demand and current backlog, which can fluctuate substantially. Due to a number of factors such as customer changes in delivery schedules and quantities actually purchased, cancellation of orders, distributor returns or price reductions, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. The still unsettled, uncertain and weak economy may increase the risk of purchase order cancellations or delays, product returns and price reductions. We may not be able to meet our expected revenue levels or results of operations if there is a reduction in our order backlog for any particular period and we are unable to replace those anticipated sales during the same period. Our forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, new part introductions by our competitors, loss of previous design wins, adverse changes in our scheduled product order mix and demand for our customers’ products or models. As a consequence of these factors and other inaccuracies inherent in forecasting, inventory imbalances periodically occur that result in surplus amounts of some of our products and shortages of others. Such shortages can adversely impact customer relations and surpluses can result in larger-than-desired inventory levels, either of which can materially and adversely impact our business, financial condition and results of operations. Due to the unpredictability of global economic conditions and increased difficulty in forecasting demand for our products, we could experience an increase in inventory levels.

In instances where we have hub agreements with certain vendors, the inability of our partners to provide accurate and timely information regarding inventory and related shipments of the inventory may impact our ability to maintain the proper amount of inventory at the hubs, forecast usage of the inventory and record accurate revenue recognition which could materially and adversely impact our business, financial conditions and the results of operations.

We depend on third-party subcontractors to manufacture our products. We utilize wafer foundries for processing our wafers and assembly and test subcontractors for manufacturing and testing our integrated circuit products and board assembly subcontractors for our board-level products. Any disruption in or loss of our subcontractors’ capacity to manufacture and test our products subjects us to a number of risks, including the potential for an inadequate supply of products and higher materials costs. These risks may lead to delayed product delivery or increased costs, which could materially and adversely impact our business, financial condition and results of operations.

We do not own or operate a semiconductor fabrication facility or a foundry. We utilize various foundries for different processes. Our products are based on complementary metal oxide semiconductor (“CMOS”) processes, bipolar processes and bipolar-CMOS (“BiCMOS”) processes. Our foundries produce semiconductors for many other companies (many of which have greater volume requirements than us), and therefore, we may not have access on a timely basis to sufficient capacity or certain process technologies and we have from time to time, experienced extended lead times on some products. In addition, we rely on our foundries’ continued financial health and ability to continue to invest in smaller geometry manufacturing processes and additional wafer processing capacity.

Many of our new products are designed to take advantage of smaller geometry manufacturing processes. Due to the complexity and increased cost of migrating to smaller geometries, as well as process changes, we could experience interruptions in production or significantly reduced yields causing product introduction or delivery delays. If such delays occur, our products may have delayed market acceptance or customers may select our competitors’ products during the design process.

New and current process technologies or products can be subject to wide variations in manufacturing yields and efficiency. Our foundries or the foundries of our suppliers may experience unfavorable yield variances or other manufacturing problems that result in product introduction or delivery delays. Further, if the products manufactured by our foundries contain production defects, reliability issues or quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may cancel orders or be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could materially and adversely affect our business, financial condition and results of operations.

Our foundries and test assembly subcontractors manufacture our products on a purchase order basis. We provide our foundries with rolling forecasts of our production requirements; however, the ability of our foundries to provide wafers is limited by the foundries’ available capacity. Our third-party foundries may not allocate sufficient capacity to satisfy our requirements. In addition, we may not continue to do business with our foundries on terms as favorable as our current terms.

Furthermore, any sudden reduction or elimination of any primary source or sources of fully processed wafers could result in a material delay in the shipment of our products. Any delays or shortages would likely materially and adversely impact our business, financial condition and results of operations. In particular, the products produced from the wafers manufactured by our supplier in Hangzhou, China currently constitute a significant part of our total revenue, and so any delay, reduction or elimination of our ability to obtain wafers from this supplier could materially and adversely impact our business, financial condition and results of operations.

Our reliance on our wafer foundries, assembly and test subcontractors and board assembly subcontractors involves the following risks, among others:

•

a manufacturing disruption or sudden reduction or elimination of any existing source(s) of semiconductor manufacturing materials or processes, which might include the potential closure, change of ownership, change in business conditions or relationships, change of management or consolidation by one of our foundries;

•	disruption of manufacturing or assembly or test services due to vendor transition, relocation or limited capacity of the foundries or subcontractors;

•	inability to obtain, develop or ensure the continuation of technologies needed to manufacture our products;

•	extended time required to identify, qualify and transfer to alternative manufacturing sources for existing or new products or the possible inability to obtain an adequate alternative;

•	failure of our foundries or subcontractors to obtain raw materials and equipment;

•	increasing cost of commodities, such as gold, raw materials and energy resulting in higher wafer or package costs;

•

long-term financial and operating stability of the foundries or their suppliers or subcontractors and their ability to invest in new capabilities and expand capacity to meet increasing demand, to remain solvent or to obtain financing in tight credit markets;

•

continuing measures taken by our suppliers such as reductions in force, pay reductions, forced time off or shut down of production for extended periods of time to reduce and/or control operating expenses in response to weakened customer demand;

•	subcontractors’ inability to transition to smaller package types or new package compositions;

•

a sudden, sharp increase in demand for semiconductor devices, which could strain the foundries’ or subcontractors’ manufacturing resources and cause delays in manufacturing and shipment of our products;

•	manufacturing quality control or process control issues, including reduced control over manufacturing yields, production schedules and product quality;

•	potential misappropriation of our intellectual property;

•	disruption of transportation to and from Asia where most of our foundries and subcontractors are located;

•	political, civil, labor or economic instability;

•	embargoes or other regulatory limitations affecting the availability of raw materials, equipment or changes in tax laws, tariffs, services and freight rates; and

•	compliance with U.S., local or international regulatory requirements.

Other additional risks associated with subcontractors include:

•	subcontractors imposing higher minimum order quantities for substrates;

•	potential increase in assembly and test costs;

•	our board level product volume may not be attractive to preferred manufacturing partners, which could result in higher pricing, extended lead times or having to qualify an alternative vendor;

•	difficulties in selecting, qualifying and integrating new subcontractors;

•	inventory and delivery management issues relating to hub arrangements;

•	entry into “take-or-pay” agreements; and

•	limited warranties from our subcontractors for products assembled and tested for us.

We depend in part on the continued service of our key engineering and executive management personnel and our ability to identify, hire, incentivize and retain qualified personnel. If we lose key employees or fail to identify, hire, incentivize and retain these individuals, our business, financial condition and results of operations could be materially and adversely impacted.

Our future success depends, in part, on the continued service of our key design, engineering, technical, sales, marketing and executive personnel and our ability to identify, hire, motivate and retain such qualified personnel, as well as effectively and quickly replace key personnel with qualified successors with competitive incentive compensation packages.

Under certain circumstances, including a company acquisition, significant restructuring or business downturn, current and prospective employees may experience uncertainty about their future roles with us. Volatility or lack of positive performance in our stock price and the ability or willingness to offer meaningful competitive equity compensation and incentive plans or in amounts consistent with market practices may also adversely affect our ability to retain and incentivize key employees. In addition, competitors may recruit our employees, as is common in the high tech sector. If we are unable to retain personnel that are critical to our future operations, we could face disruptions in operations, loss of existing customers, loss of key information, expertise or know-how, unanticipated additional recruiting and training costs, and potentially higher compensation costs.

Competition for skilled employees having specialized technical capabilities and industry-specific expertise is intense and continues to be a considerable risk inherent in the markets in which we compete. At times, competition for such employees has been particularly notable in California and People’s Republic of China (“PRC”). Further, the PRC historically has different managing principles from Western style management and financial reporting concepts and practices, as well as different banking, computer and other control systems, making the successful identification and employment of qualified personnel particularly important, and hiring and retaining a sufficient number of such qualified employees may be difficult. As a result of these factors, we may experience difficulty in establishing and maintaining management, legal and financial controls, collecting financial data, books of account and records and instituting business practices that meet Western standards and regulations, which could materially and adversely impact our business, financial condition and results of operations.

Our employees are employed “at-will”, which means that they can terminate their employment at any time. Our international locations are subject to local labor laws, which are often significantly different from U.S. labor laws and which may under certain conditions, result in large separation costs upon termination. Further, employing individuals in international locations is subject to other risks inherent in international operations, such as those discussed with respect to international sales below, among others. The failure to recruit and retain, as necessary, key design engineers and technical, sales, marketing and executive personnel could materially and adversely impact our business, financial condition and results of operations.

Stock-based awards are critical to our ability to recruit, retain and motivate highly skilled talent. In making employment decisions, particularly in the semiconductor industry and the geographies where our employees are located, a key consideration of current and potential employees is the value of the equity awards they receive in connection with their employment. If we are unable to offer employment packages with a competitive equity award component, our ability to attract highly skilled employees would be harmed. In addition, volatility in our stock price could result in a stock option’s exercise price exceeding the market value of our common stock or a deterioration in the value of restricted stock units granted, thus lessening the effectiveness of stock-based awards for retaining and motivating employees. Similarly, decreases in the number of unvested in-the-money stock options held by existing employees, whether because our stock price has declined, options have vested, or because the size of follow-on option grants has decreased, may make it more difficult to retain and motivate employees. Consequently, we may not continue to successfully attract and retain key employees, which could have an adverse effect on our business, financial condition and results of operations.

We have made, and in the future may make, acquisitions and significant strategic equity investments, which may involve a number of risks. If we are unable to address these risks successfully, such acquisitions and investments could have a material adverse effect on our business, financial condition and results of operations.

We have undertaken a number of strategic acquisitions, have made strategic investments in the past, and may make further strategic acquisitions and investments from time to time in the future. The risks involved with these acquisitions and investments include:

•	the possibility that we may not receive a favorable return on our investment or incur losses from our investment or the original investment may become impaired;

•	revenues or synergies could fall below projections or fail to materialize as assumed;

•	failure to satisfy or set effective strategic objectives;

•	the possibility of litigation arising from or in connection with these acquisitions;

•	our assumption of known or unknown liabilities or other unanticipated events or circumstances; and

•	the diversion of management’s attention from day-to-day operations of the business and the resulting potential disruptions to the ongoing business.

Additional risks involved with acquisitions include:

•	difficulties in integrating and managing various functional areas such as sales, engineering, marketing, and operations;

•	difficulties in incorporating or leveraging acquired technologies and intellectual property rights in new products;

•	difficulties or delays in the transfer of manufacturing flows and supply chains of products of acquired businesses;

•	failure to retain and integrate key personnel;

•	failure to retain and maintain relationships with existing customers, distributors, channel partners and other parties;

•	failure to manage and operate multiple geographic locations both effectively and efficiently;

•	failure to coordinate research and development activities to enhance and develop new products and services in a timely manner that optimize the assets and resources of the combined company;

•	difficulties in creating uniform standards, controls (including internal control over financial reporting), procedures, policies and information systems;

•	unexpected capital equipment outlays and continuing expenses related to technical and operational integration;

•	difficulties in entering markets or retaining current markets in which we have limited or no direct prior experience or where competitors in such markets may have stronger market positions;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	under-performance problems with an acquired company;

•	issuance of common stock that would dilute our current stockholders’ percentage ownership;

•	reduction in liquidity and interest income on lower cash balances;

•	recording of goodwill and intangible assets that will be subject to periodic impairment testing and potential impairment charges against our future earnings;

•	incurring amortization expenses related to certain intangible assets; and

•	incurring large and immediate write-offs of assets.

Strategic equity investments also involve risks associated with third parties managing the funds and the risk of poor strategic choices or execution of strategic and operating plans.

We may not address these risks successfully without substantial expense, delay or other operational or financial problems, or at all. Any delays or other such operations or financial problems could materially and adversely impact our business, financial condition and results of operations.

Our business may be materially and adversely impacted if we fail to effectively utilize and incorporate acquired technologies.

We have acquired and may in the future acquire intellectual property in order to expand our serviceable markets, accelerate our time to market, and to accelerate to gain market share for new and existing products. Acquisitions of intellectual property may involve risks relating to, among other things, valuation of innovative capabilities, successful technical integration into new products, loss of key technical personnel, compliance with contractual obligations, market acceptance of new product features or capabilities, and achievement of planned return on investment. Successful technical integration in particular requires a variety of capabilities that we may not currently have, such as available technical staff with sufficient time to devote to integration, the requisite skills to understand the acquired technology and the necessary support tools to effectively utilize the technology. The timely and efficient integration of acquired technology may be adversely impacted by inherent design deficiencies or application requirements. The potential failure of or delay in product introduction utilizing acquired intellectual property could lead to an impairment of capitalized intellectual property acquisition costs, which could materially and adversely impact our business, financial condition and results of operations.

Because a significant portion of our total assets were, and may again be with future potential acquisitions, represented by goodwill and other intangible assets, which are subject to mandatory annual impairment evaluations, we could be required to write-off some or all of our goodwill and other intangible assets, which could materially and adversely impact our business, financial condition and results of operations.

A significant portion of the purchase price for any business combination may be allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date of consummation. As required by U.S. Generally Accepted Accounting Principles (“GAAP”), the excess purchase price, if any, over the fair value of these assets less liabilities typically would be allocated to goodwill. We evaluate goodwill for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. We typically conduct our annual analysis of our goodwill at the reporting unit level in the fourth quarter of our fiscal year.

The assessment of goodwill and other intangible assets impairment is a subjective process. Estimations and assumptions regarding the number of reporting units, future performance, results of our operations and comparability of our market capitalization and net book value will be used. Changes in estimates and assumptions could impact fair value resulting in an impairment, which could materially and adversely impact our business, financial condition and results of operations.

Because some of our integrated circuit and board level products have lengthy sales cycles, we may experience substantial delays between incurring expenses related to product development and the revenue derived from these products.

A portion of our revenue is derived from selling integrated circuits and board level products to end customer equipment vendors. Due to their product development cycle, we have typically experienced at least an eighteen-month time lapse between our initial contact with a customer and realizing volume shipments. In such instances, we first work with customers to achieve a design win, which may take six months or longer. Our customers then complete their design, test and evaluation process and begin to ramp-up production, a period which typically lasts an additional six months. The customers of equipment manufacturers may also require a period of time for testing and evaluation, which may cause further delays. As a result, a significant period of time may elapse between our research and development efforts and realization of revenue, if any, from volume purchasing of our products by our customers. Due to the length of the end customer equipment vendors’ product development cycle, the risks of project cancellation by our customers, price erosion or volume reduction are common aspects of such engagements.

The complexity of our products may lead to errors, defects and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products.

Although we, our customers and our suppliers rigorously test our products, they may contain undetected errors, performance weaknesses, defects or bugs when first introduced, as new versions are released when manufacturing or process changes are made. If any of our products contain production defects or reliability issues, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to design in or buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could materially and adversely affect our business, financial condition and results of operations.

If defects or bugs are discovered after commencement of commercial production, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other business development efforts. We could also incur significant costs to repair or replace defective products or may agree to be liable for certain damages incurred. These costs or damages could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to compete effectively with existing or new competitors, we will experience fewer customer orders, reduced revenues, reduced gross margins and lost market share.

We compete in markets that are intensely competitive, and which are subject to both rapid technological change, continued price erosion and changing business terms with regard to risk allocation. Our competitors include many large domestic and foreign companies that may have substantially greater financial, market share, technical and management resources, name recognition and leverage than we have. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to promote the sale of their products.

We have experienced increased competition at the design stage, where customers evaluate alternative solutions based on a number of factors, including price, performance, product features, technologies, and availability of long-term product supply and/or roadmap guarantee. Additionally, we experience, and may in the future experience, in some cases, severe pressure on pricing from competitors or on-going cost reduction expectations from customers. Such circumstances may make some of our products unattractive due to price or performance measures and result in the loss of our design opportunities or a decrease in our revenue and margins.

Also, competition from new companies, including those from emerging economy countries, with significantly lower costs could affect our selling price and gross margins. In addition, if competitors in Asia continue to reduce prices on commodity products, it would adversely affect our ability to compete effectively in that region. Specifically, we have licensed rights to a supplier in China to market our commodity connectivity products, which could reduce our sales in the future should they become a meaningful competitor. Loss of competitive position could result in price reductions, fewer customer orders, reduced revenues, reduced gross margins and loss of market share, any of which would adversely affect our operating results and financial condition.

Furthermore, many of our existing and potential customers internally develop solutions which attempt to perform all or a portion of the functions performed by our products. To remain competitive, we continue to evaluate our manufacturing operations for opportunities for additional cost savings and technological improvements. If we or our contract partners are unable to successfully implement new process technologies and to achieve volume production of new products at acceptable yields, our business, financial condition and results of operations may be materially and adversely affected.

Our stock price is volatile.

The market price of our common stock has fluctuated significantly at times. In the future, the market price of our common stock could be subject to significant fluctuations due to, among other reasons:

•	our anticipated or actual operating results;

•	announcements or introductions of new products by us or our competitors;

•	technological innovations by us or our competitors;

•	investor perception of the semiconductor sector;

•	loss of or changes to key executives;

•	product delays or setbacks by us, our customers or our competitors;

•	potential supply disruptions;

•	sales channel interruptions;

•	concentration of sales among a small number of customers;

•	conditions in our customers’ markets and the semiconductor markets;

•	the commencement and/or results of litigation;

•	changes in estimates of our performance by securities analysts;

•	decreases in the value of our investments or long-lived assets, thereby requiring an asset impairment charge against earnings;

•	repurchasing shares of our common stock;

•	announcements of merger or acquisition transactions; and/or

•	general global economic and capital market conditions.

In the past, securities and class action litigation has been brought against companies following periods of volatility in the market prices of their securities. We may be the target of one or more of these class action suits, which could result in significant costs and divert management’s attention, thereby materially and adversely impacting our business, financial condition and results of operations.

In addition, at times the stock market has experienced extreme price, volume and value fluctuations that affect the market prices of the stock of many high technology companies, including semiconductor companies, that are unrelated or disproportionate to the operating performance of those companies. Any such fluctuations may harm the market price of our common stock.

Occasionally, we enter into agreements that expose us to potential damages that exceed the value of the agreement.

We have given certain customers increased indemnification protection for product deficiencies or intellectual property infringement that is in excess of our standard limited warranty and indemnification provisions and could result in costs that are in excess of the original contract value. In an attempt to limit this liability, we have purchased insurance coverage to partially offset some of these potential additional costs; however, our insurance coverage could be insufficient in terms of amount and/or coverage to prevent us from suffering material losses if the indemnification amounts are large enough or if there are coverage issues.

As of March 31, 2013, affiliates of Future, Alonim Investments Inc. and two of its affiliates (collectively “Alonim”), beneficially own approximately 16% of our common stock and Soros Fund Management LLC, as principal investment manager for Quantum Partners LP (“Soros”), beneficially owns approximately 14% of our common stock. As such, Alonim and Soros are our largest stockholders. These substantial ownership positions provide the opportunity for Alonim and Soros to significantly influence matters requiring stockholder approval, which may or may not be in our best interests or the interest of our other stockholders. In addition, Alonim is an affiliate of Future and an executive officer of Future is on our board of directors, which could lead to actual or perceived influence from Future.

Alonim and Soros each own a significant percentage of our outstanding shares. Due to such ownership, Alonim and Soros, acting independently or jointly, have not in the past, but may in the future, exert strong influence over actions requiring the approval of our stockholders, including the election of directors, many types of change of control transactions and amendments to our charter documents. Further, if one of these stockholders were to sell or even propose to sell a large number of their shares, the market price of our common stock could decline significantly.

Although we have no reason to believe it to be the case, the interests of these significant stockholders could conflict with our best interests or the interests of the other stockholders. For example, the significant ownership percentages of these two stockholders could have the effect of delaying or preventing a change of control or otherwise discouraging a potential acquirer from obtaining control of us, regardless of whether the change of control is supported by us and our other stockholders. Conversely, by virtue of their percentage ownership of our stock, Alonim and/or Soros could facilitate a takeover transaction that our board of directors and/or other stockholders did not approve.

Further, Alonim is an affiliate of Future, our largest distributor, and Pierre Guilbault, executive vice president and chief financial officer of Future, is a member of our board of directors. These relationships could also result in actual or perceived attempts to influence management or take actions beneficial to Future which may or may not be beneficial to us or in our best interests. Future could attempt to obtain terms and conditions more favorable than those we would typically provide to other distributors because of its relationship with us. Any such actual or perceived preferential treatment could materially and adversely affect our business, financial condition and results of operations.

Earthquakes and other natural disasters, may damage our facilities or those of our suppliers and customers.

The occurrence of natural disasters in certain regions, such as the recent natural disasters in Asia, could adversely impact our manufacturing and supply chain, our ability to deliver products on a timely basis (or at all) to our customers and the cost of or demand for our products. Our corporate headquarters in Fremont, California is located near major earthquake faults that have experienced seismic activity and is approximately 170 miles from a nuclear power plant. In addition, some of our other offices, customers and suppliers are in locations, which may be subject to similar natural disasters. In the event of a major earthquake or other natural disaster near our offices, our operations could be disrupted. Similarly, a major earthquake or other natural disaster, such as the flooding in Thailand, affecting one or more of our major customers or suppliers could adversely impact the operations of those affected, which could disrupt the supply or sales of our products and harm our business, financial condition and results of operations.

Any error in our sell-through revenue recognition judgment or estimates could lead to inaccurate reporting of our net sales, gross profit, deferred income and allowances on sales to distributors and net income.

Sell-through revenue recognition is highly dependent on receiving pertinent and accurate data from our distributors in a timely fashion. Distributors provide us periodic data regarding the product, price, quantity, and end customer when products are resold as well as the quantities of our products they still have in stock. We must use estimates and apply judgment to reconcile distributors’ reported inventories to their activities. Any error in our judgment could lead to inaccurate reporting of our net sales, gross profit, deferred income and allowances on sales to distributors and net income, which could have an adverse effect on our business, financial condition and results of operations.

We may be unable to protect our intellectual property rights, which could harm our competitive position.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we may be unable to protect our proprietary information. Such intellectual property rights may not be recognized or if recognized, may not be commercially feasible to enforce. Moreover, our competitors may independently develop technology that is substantially similar or superior to our technology.

More specifically, our pending patent applications or any future applications may not be approved, and any issued patents may not provide us with competitive advantages or may be challenged by third parties. If challenged, our patents may be found to be invalid or unenforceable, and the patents of others may have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes or design around any patents that may be issued to us.

We could be required to pay substantial damages or could be subject to various equitable remedies if it were proven that we infringed the intellectual property rights of others.

As a general matter, semiconductor companies may from time to time become involved with ongoing litigation regarding patents and other intellectual property rights. If a third party were to prove that our technology infringed its intellectual property rights, we could be required to pay substantial damages for past infringement and could be required to pay license fees or royalties on future sales of our products. If we were required to pay such license fees whenever we sold our products, such fees could exceed our revenue. In addition, if it was proven that we willfully infringed a third party’s proprietary rights, we could be held liable for three times the amount of the damages that we would otherwise have to pay. Such intellectual property litigation could also require us to:

•	stop selling, incorporating or using our products that use the infringed intellectual property;

•

obtain a license to make, sell or use the relevant technology from the owner of the infringed intellectual property, which license may not be available on commercially reasonable terms, if at all; and/or

•	redesign our products so as not to use the infringed intellectual property, which may not be technically or commercially feasible.

The defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive and could require a significant portion of management’s time. In addition, rather than litigating an infringement matter, we may determine that it is in our best interests to settle the matter. Terms of a settlement may include the payment of damages and our agreement to license technology in exchange for a license fee and ongoing royalties. These fees could be substantial. If we were required to pay damages or otherwise became subject to equitable remedies, our business, financial condition and results of operations would suffer. Similarly, if we were required to pay license fees to third parties based on a successful infringement claim brought against us, such fees could exceed our revenue.

Our results of operations could vary as a result of the methods, estimations and judgments we use in applying our accounting policies.

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties, assumptions and changes in rulemaking by regulatory bodies; and factors may arise over time that lead us to change our methods, estimates, and judgments. Changes in those methods, estimates and judgments could materially and adversely impact our business, financial condition and results of operations.

Our revenue reporting is highly dependent on receiving pertinent and accurate data from our distributors in a timely fashion. Distributors provide us periodic data regarding the product, price, quantity and end customer when products are resold as well as the quantities of our products they still have in stock. We must use estimates and apply judgment to reconcile distributors’ reported inventories to their activities. Any error in our judgment could lead to inaccurate reporting of our net sales, gross profit, deferred income and allowances on sales to distributors and net income.

We estimate the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The assumptions used in calculating the fair value of stock-based compensation represent our estimates, but these estimates involve inherent uncertainties and the application of management judgments, which include the expected term of the stock-based awards, stock price volatility and forfeiture rates. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

On an on-going basis, we use estimates and judgment to evaluate valuation of inventories, income taxes, goodwill and long-lived assets in preparing our consolidated financial statements. Actual results could differ from these estimates and material effects on operating results and financial position may result.

The final determination of our income tax liability may be materially different from our income tax provision, which could have an adverse effect on our results of operations.

Our future effective tax rates may be adversely affected by a number of factors including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of our deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes, including write-offs of acquired in-process research and development and impairment of goodwill in connection with acquisitions;

•	changes in available tax credits;

•	changes in stock-based compensation expense;

•	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles; and/or

•	the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes.

Any significant increase in our future effective tax rates could adversely impact net income for future periods. In addition, the U.S. Internal Revenue Service (“IRS”) and other tax authorities regularly examine our income tax returns. Our business, financial condition and results of operations could be materially and adversely impacted if these assessments or any other assessments resulting from the examination of our income tax returns by the IRS or other taxing authorities are not resolved in our favor.

We have acquired significant Net Operating Loss (“NOL”) carryforwards as a result of our acquisitions. The utilization of acquired NOL carryforwards is subject to the IRS’s complex limitation rules that carry significant burdens of proof. Limitations include certain levels of a change in ownership. As a publicly traded company, such change in ownership may be out of our control. Our eventual ability to utilize our estimated NOL carryforwards is subject to IRS scrutiny and our future results may not benefit as a result of potential unfavorable IRS rulings.

Our engagement with foreign customers could cause fluctuations in our operating results, which could materially and adversely impact our business, financial condition and results of operations.

International sales have accounted for, and will likely continue to account for a significant portion of our revenues, which subjects us to the following risks, among others:

•	changes in regulatory requirements;

•	tariffs, embargoes, directives and other trade barriers which impact our or our customers’ business operations;

•	timing and availability of export or import licenses;

•	disruption of services due to political, civil, labor or economic instability;

•	disruption of services due to natural disasters outside the United States;

•	disruptions to customer operations outside the United States due to the outbreak of communicable diseases;

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign subsidiary and branch operations;

•	difficulties in managing sales channel partners;

•	difficulties in obtaining governmental approvals for our products;

•	limited intellectual property protection;

•	foreign currency exchange fluctuations;

•	the burden of complying with foreign laws and treaties;

•	contractual or indemnity issues that are materially different from our standard sales terms; and

•	potentially adverse tax consequences.

In addition, because sales of our products have been denominated primarily in U.S. dollars, increases in the value of the U.S. dollar as compared with local currencies could make our products more expensive to customers in the local currency of a particular country resulting in pricing pressures on our products. Increased international activity in the future may result in foreign currency denominated sales. Furthermore, because some of our customers’ purchase orders and agreements are governed by foreign laws, we may be limited in our ability, or it may be too costly for us, to enforce our rights under these agreements and to collect damages, if awarded.

We may be exposed to additional credit risk as a result of the addition of significant direct customers through acquisitions.

From time to time one of our customers has contributed more than 10% of our quarterly net sales. A number of our customers are OEMs, or the manufacturing subcontractors of OEMs, which might result in an increase in concentrated credit risk with respect to our trade receivables and therefore, if a large customer were to be unable to pay, it could materially and adversely impact our business, financial condition and results of operations.

Compliance with new regulations regarding the use of conflict minerals could adversely impact the supply and cost of certain metals used in manufacturing our products.

In August 2012, the SEC issued final rules for compliance with Section 1502 of the Dodd-Frank Act, and outlined what publicly-traded companies in the U.S. have to disclose regarding their use of conflict minerals in their products. According to the rule, companies that utilize any of the 3TG (tin, tantalum, tungsten and gold) minerals in their products need to conduct a reasonable country of origin inquiry to determine if the minerals are coming from the conflict zones in and around the Democratic Republic of Congo. The first filings are due May 31, 2014 for calendar year 2013. The implementation of these new regulations may limit the sourcing and availability of some metals used in the manufacture of our products and may affect our ability to obtain products in sufficient quantities or at competitive prices.

 FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are generally written in the future tense and/or may generally be identified by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements contained in this prospectus include, among others, statements made herein regarding: (1) our future strategies and target markets; (2) our future revenues, gross profits and margins; (3) our future research and development (“R&D”) efforts and related expenses; (4) our future selling, general and administrative expenses; (5) our cash and cash equivalents, short-term marketable securities and cash flows from operations being sufficient to satisfy working capital requirements and capital equipment needs for at least the next 12 months; (6) our ability to continue to finance operations with cash flows from operations, existing cash and investment balances, and some combination of long-term debt and/or lease financing and sales of equity securities; (7) the possibility of future acquisitions and investments; (8) our ability to accurately estimate our assumptions used in valuing stock-based compensation;, (9) our ability to estimate and reconcile distributors’ reported inventories to their activities; (10) our ability to estimate future cash flows associated with long-lived assets; and (11) the volatile global economic and financial market condition. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Factors that could cause actual results to differ materially from those included herein include, but are not limited to, the factors contained under the caption “Risk Factors” above. We disclaim any obligation to revise or update information in any forward-looking statement, except as required by law.

 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of the shares under this prospectus.

SELLING STOCKHOLDERS

This prospectus relates to up to 357,873 shares of our common stock, all of which may be offered and sold from time to time in public or private transactions by the Selling Stockholders. The 357,873 shares were issued in connection with the acquisition of substantially all of the assets of Altior.

The following table provides the names of and the number of shares of our common stock beneficially owned by each Selling Stockholder as a result of the Acquisition and the number of shares of such common stock beneficially owned by each Selling Stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each Selling Stockholder offers and sells all of its or his or her respective shares listed below. Selling stockholders may, however, offer and sell all, or some or none of their shares listed below. Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the Selling Stockholders may also sell the shares listed below as being held by the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the common stock. Unless otherwise indicated below, to our knowledge, all persons named in the tables below have sole voting and investment power with respect to their securities, except to the extent authority is shared by spouses under applicable law. The inclusion of any securities in these tables does not constitute an admission of beneficial ownership by the person named below.

The information in the table below is current as of the date of this prospectus. The percentage ownership is based on 46,936,401 shares of common stock outstanding as of June 10, 2013.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering (2)

Selling Stockholder	Number (1)	Percent		Number	Percent
Morton H. Meyerson	297,127	*	297,127	0	0
Marti Ann Meyerson EDS TR U/A 06/01/70 Thomas W Luce Trustee for the benefit of Marti A Meyerson	25,190	*	25,190	0	0
Meyerson 1995 Descendants TR U/A 08/13/95 Thomas W Luce and Marti A Meyerson Trustees for the benefit for Marti A Meyerson’s Descendants	17,778	*	17,778	0	0
The Meyerson 1997 Descendants TR U/A 03/10/97 Thomas W Luce and Leslie M Gordon Trustees for the benefit of Leslie M Gordon’s Descendants	8,889	*	8,889	0	0
LG 1997 Trust U/A 03/10/97 Thomas W Luce for the benefit of Leslie M. Gordon	8,889	*	8,889	0	0

* Less than 1% of the outstanding shares of common stock.

(1) All share ownership information was provided to us by the Selling Stockholders.

(2) This assumes that all of the shares offered by the Selling Stockholders hereby are sold and that the Selling Stockholders buy or sell no additional shares of common stock prior to the completion of this offering.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities offered hereby on any stock exchange, market, or trading facility (including, without limitation, the NASDAQ Global Select Market and the over-the-counter market) on which the securities are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices, or prices negotiated at the time of sale. The securities may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time, or to or through broker-dealers designated from time to time. In the event the securities are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may, subject to applicable law, also use any one or more of the following methods when selling the securities offered hereby:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	sales by broker-dealers of a specified number of such securities at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the securities offered hereby under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the securities offered hereby owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities offered hereby from time to time under this prospectus, or under an amendment to this prospectus, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the securities offered hereby in other circumstances, in which case the transferees, pledges, or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The Selling Stockholders and the broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of such securities purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of the securities offered hereby is made by the Selling Stockholders, to the extent required, a prospectus will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, and any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders.

In order to comply with the securities laws of certain states, sales of securities offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of securities offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations. We are required to pay all of our fees and expenses incident to the registration of the securities. However, the Selling Stockholders are required, severally and not jointly, to pay all of their fees and expenses incident to the registration of the securities including, without limitation, underwriting fees and discounts, selling commissions, brokerage fees, and stock transfer taxes applicable to securities sold by such Selling Stockholders hereby.

The Selling Stockholders have represented to us that they have not taken, and do not presently plan to take, directly or indirectly, any action designed to or which might reasonably be expected to cause, or result in, or which had constituted, under the Securities Exchange Act of 1934, as amended, the stabilization or manipulation of the price of any of our securities to facilitate the sale or resale of the securities offered hereby. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any such securities or any right to purchase such securities for a period of one business day before and after completion of his or her participation in the distribution. During the this period, Rule 104 under Regulation M prohibits the Selling Stockholders or any other person engaged in the distribution from engaging in any stabilizing bid or purchasing of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering or reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 2,250,000 shares of preferred stock, par value $0.0001 per share. As of June 10, 2013, there were approximately 46,936,401 shares of Exar common stock outstanding, net of 19,924,369 treasury shares, and no shares of preferred stock issued and outstanding.

The following is a summary of the material terms of Exar’s common stock and preferred stock. Please see Exar’s restated certificate of incorporation, filed as Exhibit 3.3 to Exar’s Current Report on Form 8-K filed on September 17, 2010 (“certificate of incorporation”).

Common Stock

As of June 10, 2013, there were 46,936,401 shares of Exar’s common stock outstanding, net of 19,924,369 treasury shares. The holders of Exar’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences applicable to any preferred stock that Exar may issue from time to time, holders of common stock are entitled to receive ratably any dividend declared by Exar’s board of directors. In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of Exar’s common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock to be outstanding after the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

Exar’s board is authorized, without action by its stockholders, to designate and issue up to 2,250,000 shares of preferred stock in one or more series, and out of which 1,650,000 shares have been designated as Preferred Stock, Series B. In addition, Exar’s board of directors may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of Exar’s common stock.

Anti-Takeover Provisions

Delaware Law

Exar is subject to Section 203 of the Delaware General Corporation Law, or the DGCL, regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

●	prior to the date of the transaction, Exar’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

the interested stockholder owned at least 85% of the voting stock of Exar outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to the date of the transaction, the business combination is approved by Exar’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

●

any person that is the owner of 15% or more of the outstanding voting securities of Exar, or is an affiliate or associate of Exar and was the owner of 15% or more of the outstanding voting stock of Exar at any time within three years immediately prior to the date of determination and

●	the affiliates and associates of any such person.

Certificate of Incorporation and Bylaws

Exar’s certificate of incorporation and bylaws provide that:

●	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with Exar’s bylaws, and stockholders may not act by written consent;

●

the approval of holders of at least 66 2/3% of the shares entitled to vote at an election of directors is required to adopt, amend or repeal Exar’s bylaws or amend or repeal the provisions of Exar’s certificate of incorporation regarding the election and removal of directors, the ability of stockholders to take action and the indemnification of Exar’s directors;

●	Exar’s board of directors is expressly authorized to make, alter or repeal Exar’s bylaws;

●	Exar’s board of directors is authorized to issue preferred stock without stockholder approval; and

●

we will indemnify officers and directors to the fullest extent authorized under the DGCL. See “Limitations on Liability” for a more complete description of the indemnification rights of Exar’s officers and directors.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Limitation of Liability

As permitted by the DGCL, Exar’s certificate of incorporation provides that Exar’s directors shall, to the full extent not prohibited by the DGCL, not be liable to Exar or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. As a result of this provision, Exar and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Exar’s certificate of incorporation and bylaws also provide for the indemnification of its directors and officers to the fullest extent authorized by the DGCL. The indemnification provided under Exar’s certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Under Exar’s bylaws, Exar has the power to purchase and maintain insurance to the extent reasonably available on behalf of any person who is or was one of Exar’s directors, officers, employees or agents, or is or was serving at Exar’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person fulfilling one of these capacities, whether or not Exar would have the power to indemnify the person against the claim under the provisions of the DGCL. Exar intends to maintain director and officer liability insurance on behalf of Exar’s directors and officers.

NASDAQ Global Select Market Listing

Exar’s common stock is listed on the NASDAQ Global Select Market under the symbol EXAR.

Stock Transfer Agent

The transfer agent and registrar for Exar’s common stock is Computershare Investor Services, LLC located at 655 Montgomery Street, Suite 1240, San Francisco, CA 94111.

LEGAL MATTERS

The validity of the shares offered under this prospectus has been passed upon for us by Thomas R. Melendrez, General Counsel of Registrant.

EXPERTS

The financial statements as of March 31, 2013 and for the year then ended and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of April 1, 2012 and for each of the two years in the period ended April 1, 2012 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Exar Corporation for the year ended March 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EXAR

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov. Additionally, we make these filings available, free of charge, on our website at http://www.exar.com. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should be not relied upon in connection with making any investment decision with respect to our common stock.

We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the Selling Stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus. Information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We hereby incorporate by reference into this prospectus the documents listed below, and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the registration statement. We hereby incorporate by reference the following documents; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

1.	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the SEC on June 12, 2013.

2.	Our Definitive Proxy Statement on Schedule 14A filed on July 19, 2012.

3.

Our Quarterly Reports on Form 10-Q for the quarter ended July 1, 2012 filed with the SEC on August 10, 2012, for the quarter ended September 30, 2012 filed with the SEC on November 7, 2012, and for the quarter ended December 30, 2012 filed with the SEC on February 5, 2013.

4.

Our Current Reports on Form 8-K filed on April 6, 2012, May 3, 2012, June 18, 2012, July 25, 2012, September 11, 2012, October 2, 2012, October 24, 2012, November 14, 2012, December 11, 2012, December 12, 2012, December 19, 2012, January 23, 2013, April 12, 2013 and April 30, 2013.

5.

The description of our common stock contained in our registration statement on Form 8-A filed on February 12, 1986, including any amendments or reports filed for the purpose of updating such description.

6.	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

Exar Corporation

48720 Kato Road,

Fremont, California 94538

(510) 668-7000

Attention: Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by Exar and are set forth in the following table (all amounts except the registration fee are estimates):

Amount to be Paid
SEC registration fee	$549.64
Printing expenses	$5,000
Legal fees and expenses	$17,000
Accounting fees and expenses	$17,500
Miscellaneous expenses	$100
Total	$40,149.64

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL provides that Exar may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including other professional fees such as accounting, tax, financial and attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Exar’s bylaws provide for the indemnification of directors to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that Exar’s directors shall, to the full extent not prohibited by the DGCL, not be liable to Exar or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

In addition to the foregoing, Exar’s bylaws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

ITEM 16. EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Exar Corporation (previously filed as Exhibit 3.3 to Exar’s Current Report on Form 8-K, filed on September 17, 2010 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Exar Corporation (previously filed as Exhibit 3.1 to Exar’s Current Report on Form 8-K, filed on March 16, 2012 and incorporated herein by reference).

5.1	Opinion of Thomas R. Melendrez, General Counsel of Registrant.

23.1	Consent of Thomas R. Melendrez, General Counsel of Registrant (included as in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of BDO USA, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

ITEM 17. UNDERTAKINGS

Exar hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent charge in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Exar pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of Exar’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Exar pursuant to the foregoing provisions, or otherwise, Exar has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Exar of expenses incurred or paid by a director, officer or controlling person of Exar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Exar will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 12th day of June, 2013.

EXAR CORPORATION

By:	/s/ Louis DiNardo

Louis DiNardo

Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Louis DiNardo and Ryan A. Benton, and each of them, as his or her true and lawful attorneys-in-fact and agent, each with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis DiNardo	Chief Executive Officer, President and Director	June 12, 2013

Louis DiNardo	(Principal Executive Officer)

/s/ Ryan A. Benton	Senior Vice President and Chief Financial Officer	June 12, 2013

Ryan A. Benton	(Principal Financial and Accounting Officer)

/s/ Richard L. Leza	Director and Chairman of the Board	June 12, 2013

Richard L. Leza

/s/ Behrooz Abdi	Director	June 12, 2013

Behrooz Abdi

/s/ Dr. Izak Bencuya	Director	June 12, 2013

Dr. Izak Bencuya

/s/ Pierre Guilbault	Director	June 12, 2013

Pierre Guilbault

/s/ Brian Hilton	Director	June 12, 2013

Brian Hilton

/s/ Gary Meyers	Director	June 12, 2013

Gary Meyers

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Exar Corporation (previously filed as Exhibit 3.3 to Exar’s Current Report on Form 8-K, filed on September 17, 2010 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Exar Corporation (previously filed as Exhibit 3.1 to Exar’s Current Report on Form 8-K, filed on March 16, 2012 and incorporated herein by reference).

5.1	Opinion of Thomas R. Melendrez, General Counsel of Registrant.

23.1	Consent of Thomas R. Melendrez, General Counsel of Registrant (included as in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of BDO USA, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in the signature page to this Registration Statement).